Exhibit (l)

                              PURCHASE AGREEMENT


Ned Davis Research Funds (the "Trust"), a Delaware statutory trust, on behalf of The Ned Davis Research Asset Allocation Fund (the "Fund"), and Gabelli Asset Management Inc. (the "Buyer") hereby agree as follows:


         1. The Trust hereby offers the Buyer and the Buyer hereby purchases ten thousand (10,000) shares the Fund's Class AAA Shares, and one hundred
(100) of each of the Fund's Class A Shares, Class B Shares, Class C Shares and Class I Shares (the "Shares") at a price of $10.00 per share. The Shares are the "initial shares" of the Fund. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Fund hereby acknowledges receipt from the Buyer of funds in the aggregate amount of $105,000 in full payment for the Shares.

         2. The Buyer represents and warrants to the Trust that the Shares purchased by the Buyer are being acquired for investment purposes and not for the purpose of distribution.

         3. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust.

         4. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 25th day of March, 2003.


Attest:                                     NED DAVIS REASEARCH FUNDS


By: /s/ GUS COUTSOUROS                      By:  /s/ BRUCE N. ALPERT
                                                 Bruce N. Alpert
                                                 President


Attest:                                     GABELLI ASSET MANAGEMENT INC.


By: /s/ KIERAN CATERINA                     By:  /s/ ROBERT ZUCCARO
                                            Name:  Robert Zuccaro
                                            Title: Chief Financial Officer